Exhibit 99.1

GeoMet Announces Management Changes

and Engagement of Financial Advisor

Houston, Texas – April 30, 2012 - GeoMet, Inc. (NASDAQ: GMET) (the “Company”) announced that J. Darby Seré has resigned today as Chairman, President, Chief Executive Officer and as a Director of the Company to pursue other opportunities. The resignation is effective immediately.  The Board has named Michael Y. McGovern as the Company’s new Chairman of the Board of Directors and William C. Rankin, formerly the Company’s Executive Vice President and Chief Financial Officer, as its new President and Chief Executive Officer, and as a member of the Board of Directors. Tony Oviedo, the Company’s Vice President, Chief Accounting Officer and Controller, has been promoted to Senior Vice President and will succeed Mr. Rankin as the Company’s Chief Financial Officer in addition to retaining the responsibilities of Chief Accounting Officer and Controller.

Mr. Seré will remain as a consultant for the Company for a period of up to nine months to insure an orderly transition of responsibilities.

Michael McGovern, Chairman of the Board, commented “On behalf of the Board of Directors of GeoMet, I would like to extend our sincere appreciation to Darby for his leadership and contribution to GeoMet’s success over the last eleven years.  We wish him all the best in his future endeavors.”

Separately, the Company announced that it hired FBR Capital Markets & Co. as its advisor to review strategic alternatives, primarily focused on identifying potential merger partners.  The Company believes a merger transaction would be beneficial during this period of depressed natural gas prices, allowing it to spread fixed costs over a larger production and reserve base. The Company will continue to pursue its long range plans pending identification of a suitable transaction.

The review is not in response to any offer or expression of interest in pursuing a transaction involving the Company.  No decision has been made to enter into a transaction at this time and there can be no assurance that the Company will enter into a transaction in the future.  It is GeoMet’s policy not to comment on any specific discussions or any potential transactions unless it enters into a definitive agreement for the transaction.  The Company has not set a definitive schedule for the completion of its strategic review and does not plan to disclose or comment on developments regarding the strategic review process until it is complete or further disclosure is deemed appropriate.

Forward-Looking Statements Notice

This press release contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements include statements regarding the Company’s review of strategic alternatives and the possible results of that review.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties include the effects of depressed natural gas prices, markets for natural gas properties, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC, including our Form 10-K for the year ended December 2011. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in Alabama, Virginia and West Virginia. We also control non-producing coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), or visit our website at www.geometinc.com.